Exhibit 99.1

Company Contact:
Micrus Endovascular Corporation	BIOTRONIK AG
Robert Stern (ras@micruscorp.com)	André Burch
Executive Vice President	Director of New Businesses VI
(408) 830-5900	+41 1 864 5216
Investor Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR AND BIOTRONIK AG SIGN
DEVELOPMENT AND DISTRIBUTION AGREEMENT
Companies to Jointly Develop Neurovascular Stents, Catheters and Balloon Technologies
SUNNYVALE, Calif. and Bülach, Switzerland (January 9, 2006) – Micrus Endovascular Corporation (Nasdaq: MEND) and BIOTRONIK AG today announced the signing of an exclusive agreement for the joint development and worldwide distribution of neurovascular devices to include such products as stents, catheters and balloon technologies. Micrus Endovascular will be the exclusive worldwide distributor for neurovascular products developed based on this collaborative agreement.
“BIOTRONIK is an established leader in the development of a wide range of medical devices, with specific expertise in stents and balloon technologies. We are exceptionally pleased to work with their team to develop and introduce novel neurointerventional products to the market,” said John Kilcoyne, Micrus Endovascular president and CEO. “We envision our collaborative arrangement will allow for the effective development of multiple neurovascular stents and stent delivery systems for the treatment of hemorrhagic and ischemic stroke.”
“This agreement provides us with the opportunity to move beyond our current coronary and peripheral vascular intervention focus with a partner who is already an established leader in the neurovascular arena,” said Claus Martini, BIOTRONIK CEO Vascular Intervention. “In addition to capitalizing on Micrus’ expertise, we will be able to leverage its distribution channel with the neurointerventionalist community to bring our jointly developed products to market.”
BIOTRONIK technologies include its stainless steel and cobalt chromium balloon expandable stent systems as well as self expanding stents and Absorbable Metal Stent technology (AMS).
Under the terms of the agreement, Micrus Endovascular will pay an upfront licensing fee and make milestone payments to BIOTRONIK upon receipt of approvals to market products jointly developed through this agreement. Additionally, Micrus Endovascular will fund ongoing project development, make payments based on the achievement of certain predetermined milestones and pay royalties on products sold based on this agreement.
About Micrus Endovascular Corporation

Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death in the United States. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information, visit www.micruscorp.com.
About BIOTRONIK AG
BIORONIK AG is a member of the BIOTRONIK group, a leading European manufacturer of medical technology with a worldwide market presence. The company offers a complete line of products for diagnosis, treatment and advanced therapy support in the areas of cardiac rhythm management, electrophysiology and vascular intervention. The vascular intervention portfolio comprises of guide wires, balloon catheters and stent systems for coronary and peripheral applications. The company is fast approaching the launch of its first Drug Eluting Stent device, CoStar™, through its distribution agreement with Conor Medsystems and is successfully continuing the clinical investigation of its AMS technology in both coronary and peripheral indications.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased adoption of embolic coiling as a procedure to treat cerebral aneurysms, the Company’s limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with rapid growth, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources, the Company’s dependence on obtaining timely U.S. Food and Drug Administration (FDA) as well as applicable international regulatory clearances and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s final prospectus dated June 16, 2005 and reports and filings with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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